CONSULTING  AGREEMENT


This Consulting Agreement (the "Agreement") is made and entered into this Friday, May 13th , 2005 by and between MAY Ltd. (the "Intermediary"), whose principal place of business is 89 Southwark Street SE1 0HX, London, England, and New Medium Enterprises Inc. (the "Client"), whose principal place of business is at 195 The Vale, London W3 7QS United Kingdom.

The Client hereby engages Intermediary on a non-exclusive basis as an independent contractor to (i) assist Client in identifying, developing, and, when requested to do so by the Client, qualifying and/or advising with respect to one or more prospective business opportunities (each a "Transaction"), (ii) to assist Client with procuring an NASDAQ listing with and (iii) has the option to; arrange, or to provide, a private equity line of funding of a maximum of $ 300,000 USD as an interim loan and, or, bridge financing which will be given at a commercial rate of interest, secured against future payments. (collectively, the "Services").

For the purposes of this Agreement, Client shall include, in addition to Client, any parent, subsidiary, affiliate, or fund or other entity managed or advised by Client. The term "Transaction" shall include any transaction or agreement whereby the ownership of any or all of the capital stock, assets or liabilities (which are tangible or intangible), any and all contingent or non-contingent interests in anything of value, including products, product lines, licenses, royalty and joint venture agreements, leases of any business, etcetera are directly or indirectly transferred, purchased by, merged with, or otherwise conveyed for the Client.

The Intermediary is willing and capable of providing the Services to Client on a "best efforts" basis.

Client shall have the sole and absolute right to make, accept or reject any Transaction offer arising from this Agreement.

As consideration for the provision of the Services, subject to the approval of Client's board of directors. In the event that such approval is not forthcoming, then this Agreement shall be null and void and of no further force or effect and the parties hereto shall be fully released from any and all obligations and liabilities hereunder.

If a Transaction is effected between Client and an Intermediary Protected Party ("IPP" or a "Buyer"), then Client and Intermediary will negotiate in good faith for the payment by Client to Intermediary of a reasonable and appropriate fee, payable in cash and/or Client stock, based on the aggregate direct economic value of the Transaction to Client (the "Total Value").

The term IPP shall mean any person or entity that Intermediary introduced directly or indirectly ("indirectly" being the case of a person or entity that was introduced to the Client by a party (person or entity) who is an IPP) to the Client in connection with the Services. This shall also include all persons and entities whose business or financing needs were provided for, in whole or in part, by Intermediary. For greater certainty, persons or entities with whom Client had direct or indirect contact prior to Client's introduction to Intermediary on May 13th , 2005 shall not constitute IPPs.

Any such fee owed to Intermediary by Client shall be paid in full in at the closing of any Transaction ("Closing"), except where portions of the Total Value are to be determined after Closing, and then the portions of the fee attributable to such subsequently determined portions of the Total Value shall be paid to Intermediary by Client coincident with the payment of such subsequently determined portions of the Total Value.

Client will include language describing Client's fee responsibility to Intermediary in the transaction documents for any Transaction. Upon request, Client will provide Intermediary with copies of all Transaction documents and give Intermediary adequate advance notice of the time and place of Closing, which Intermediary shall have the right to attend.

Intermediary makes no representations, expressed or implied, that Intermediary will effect a Transaction as a result of this Agreement. Intermediary will supply professionals to provide legal, accounting or tax services.

Client and Intermediary acknowledge and agree that this Agreement is a legal and binding contract.

Client acknowledges that Intermediary is neither a licensed securities broker or securities dealer. Accordingly, in the event of a Transaction involving shares of stock or real estate, Client agrees that Intermediary is entitled to, and will be paid by Client, regardless of any findings or rulings by others, all remuneration to which it is entitled hereunder and Client will not seek, or attempt, to defeat or diminish Intermediary's right thereto.

The following representations are made by Intermediary and are true and correct as of the date hereof and will continue to be true and correct during the term of this Agreement:

3(a) None of Intermediary or its employees, agents and contractors (or any employee, affiliate or agent of such persons) is the subject of any judgment, injunction, order, sentence or other condition or requirement that would bar it or him, or otherwise constrain it or him, from conducting any activities necessary to perform the Services or otherwise contemplated by this Agreement.

3(b) None of Intermediary or its employees, agents and contractors (or any employee, affiliate or agent of such persons) has ever been charged with or held liable, either criminally or civilly, for any violation of law or regulation relating to securities, commodities or financial improprieties.

3(c) None of Intermediary or its employees, agents and contractors (or any affiliate or agent of such individual) has ever been sanctioned or suspended or otherwise penalized by any securities regulatory authority.

3(d) Intermediary is duly authorized to execute this Agreement and provide the Services.

Intermediary makes the following covenants (and agrees that it will be responsible for ensuring compliance with such covenants by any of its employees, agents or contractors who may assist Intermediary in performing any of the Services):

3(e) Intermediary will perform the Services in accordance with all applicable laws and regulations. Intermediary will not undertake any activities in connection with performing the Services that violate any laws or regulations. Intermediary will not undertake any activities in connection with performing the Services that induce, aid or abet any violation of any laws or regulations. The laws and regulations are intended to include, without limitation, applicable United States securities laws and regulations and London Stock Exchange rules and regulations.

3(f) Intermediary understands the prohibitions under United States securities laws and regulations against the misuse or miscommunication of material non-public information about Client, including without limitation the prohibitions against trading on non-public information about Client (or aiding and abetting any such violations), and will comply with all such laws and regulations.

If Client is made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, a "proceeding") arising out of or in any way relating to any violation by Intermediary (or, for the avoidance of doubt, by any of its principals, directors, members, officers, employees, agents, contractors and affiliates) of any of provisions of this Agreement, Intermediary shall indemnify Client against all expenses, liability and loss actually and reasonably incurred or suffered by Client in connection with such proceeding (including, without limitation, legal fees and expenses of Client).

3(h) The Intermediary has the right to raise money, earning a commission of a maximum of 7.5% of the monies raised and shall maybe be awarded warrants further to this for his efforts on a case by case basis, as negotiated by and between the intermediary and the client.

3(i) The intermediary will act as a consultant directly reporting to the CEO of New Medium Enterprises and is therefore privy to all internal company information and actions.

Any controversy, dispute or claim between the parties hereto arising from, or relating to, this Agreement shall be settled by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association, and the parties hereto waive their rights to submit any such controversy, dispute or claim to a public tribunal for a jury or non jury trial. All costs incurred by both Client and Intermediary in connection with any such arbitration will be paid by the party losing the arbitration and the losing party shall pay interest to the other on any amount owed from the original due date until the date paid, with such interest at the maximum rate set forth in The United Kingdom.

The expiration of this Agreement shall be twelve (12) months after the date hereof or thirty (30) days after written notice of termination from Client received by Intermediary at Intermediary's address above, whichever is later.

This Agreement shall be governed by, and construed under, the laws of the United States, shall not be modified or amended without written consent of the parties hereto and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

If any provision of this Agreement is held to be invalid or unenforceable, all other provisions shall nevertheless continue in full force and effect.

By executing this Agreement the signatory hereto for Client represents and warrants that he or she has full and unconditional authority to enter into this Agreement on behalf of Client.

In witness whereof, the parties hereto have executed this Agreement as of this May 13th, 2005

May  Limmited.                         New  Medium  Enterprises  Inc.


By  :_____________________               By:  _____________________
Name:  Philip  Strangeward                    Name:  Irene  Kuan
Title:  Authorised  Signatory     Title:  Title:  CEO  and  President
                                     representing  the  board  of  directors